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                                                                    EXHIBIT 99.1

                   [CARAUSTAR INDUSTRIES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE
October 9, 1997

                        Contact:  H. Lee Thrash, III
                                  Chief Financial Officer
                                  (770) 948-3101



                      CARAUSTAR INDUSTRIES, INC. ANNOUNCES
                      POSSIBLE OFFER FOR BRITTON GROUP PLC

ATLANTA, Georgia -- The Board of Directors of Caraustar Industries, Inc. (NASDAQ:CSAR) today announced that it is considering the possibility of making a cash offer at around L.1.20($1.95) per ordinary share, or a total equity value of approximately $270 million, for United Kingdom-based, Britton Group plc (LN:BGP). Caraustar has approached the management of Britton with a view to seeking a recommendation from the Board of Britton. No decision has yet been made as to whether or not to proceed with an offer and a further announcement will be made in due course.

Britton Group plc, a packaging company, operates six folding carton facilities in the United States through its subsidiary, Universal Packaging Corp. (UPC), headquartered in Bow, New Hampshire, and produces plastic extruded film products through several subsidiary companies in the United Kingdom. Britton Group plc had revenues of $361 million in 1996.

Thomas V. Brown, president and chief executive officer of Caraustar, said, "We have followed the progress of Britton with interest for some time, noting in particular that the markets in which its U.S. subsidiary, UPC, operates are getting increasingly difficult as the pace of integration and consolidation of competitors, suppliers and customers continues to increase.

We are keen to enter into discussions with the management of Britton and, in the circumstances, we believe that our proposals will be attractive.

In addition, we wish to avoid a protracted process which would be unnecessarily expensive in time and money for both Britton and Caraustar shareholders. Our Board's consideration of an offer for Britton at a full price reflects this."

Caraustar's 14 recycled paperboard mills and its 25 recycling and waste collection facilities make the company one of the largest and lowest-cost producers of recycled paperboard in the United States. At its 54 converting facilities, the company manufactures a wide variety of paper tubes and cores, composite containers, folding cartons, plastic products, adhesives, and industrial and consumer packaging.



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